Exhibit 5.1

March 11, 2011

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, California 94089

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Meru Networks, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 11, 2011, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 653,512 additional shares of the Company’s common stock reserved for issuance by the Company pursuant to Section 5 of the Company’s 2010 Stock Incentive Plan, as amended, (the “2010 Stock Incentive Plan”) and an aggregate of 163,378 additional shares of the Company’s Common Stock (together, the “Stock”) reserved for issuance by the Company pursuant to Section 14 of the Company’s 2010 Employee Stock Purchase Plan (the “Purchase Plan” and together with the 2010 Stock Incentive Plan, the “Plans”). The Stock is subject to issuance by the Company upon the exercise of (a) stock options, restricted shares, stock appreciation rights, or stock units to be granted under the 2010 Stock Incentive Plan or (b) purchase rights to be granted under the Purchase Plan. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on April 6, 2010, as certified by the Delaware Secretary of State on April 6, 2010;

(2)	the Company’s Amended & Restated Bylaws, as certified by the Company’s Secretary on April 6, 2010;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(5)	the 2010 Stock Incentive Plan and forms of notice of stock option grant, stock option agreement, notice of cash exercise of stock option, notice of stock unit award, stock unit agreement, notice of restricted stock award, and restricted stock agreement;

(6)	the Purchase Plan;

(7)	the minutes of meetings and actions by written consent of the Company’s stockholders and the Company’s Board of Directors (the “Board”) since October 29, 2009 that have been provided to us by the Company and represented by the Company to include all meetings and actions related to the Plans, reservations and issuances of shares since the Company’s initial public offering and the Company’s currently effective charter documents;

(8)	verification by the Company’s transfer agent as to the number of the Company’s issued and outstanding shares of capital stock as of March 11 2011 and a list of all outstanding options, warrants and other rights to purchase shares of the Company’s capital stock prepared by the Company and dated March 11, 2011 (the “Stock Records”); and

(9)	a Management Certificate addressed to us and dated of even date herewith and executed by the Company containing certain factual and other representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing federal laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the Stock that may be issued and sold by the Company upon the exercise of (i) stock options, restricted shares, stock appreciation rights, or stock units to be granted under the 2010 Stock Incentive Plan and (ii) purchase rights to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the Plans and option, restricted stock unit or purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Stock and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
FENWICK & WEST LLP